Exhibit 99.1

Corsair Partnering Corporation Announces the Separate Trading of its

Class A Ordinary Shares and Warrants Commencing August 23, 2021

New York – August 20, 2021 – Corsair Partnering Corporation (NYSE: CORS) (the “Company”), a blank check company sponsored by an affiliate of Corsair Capital, today announced that, commencing August 23, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A ordinary shares and warrants that are separated will trade on the New York Stock Exchange under the symbols “CORS” and “CORS WS,” respectively. Those units not separated will continue to trade on the New York Stock Exchange under the symbol “CORS.U.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

Corsair Partnering Corporation is a special purpose acquisition company (SPAC) formed for the purpose of identifying a company to partner with in order to effectuate a merger, share exchange, asset acquisition, share purchase, reorganization or similar partnering transaction with one or more businesses, which the Company refers to as a “partnering transaction.” Corsair Partnering Corporation intends to focus on businesses that are market-leading financial or business services franchises and have strong management teams, demonstrated opportunities for continued growth, sustainable and proven unit economics, and present an opportunity to drive value through technology and innovation.

Evercore Group L.L.C. and BofA Securities, Inc. acted as the book-running managers for the offering. The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Evercore Group L.L.C., Attn: Equity Capital Markets, 55 East 52nd Street, 36th Floor, New York, New York 10005, at (888) 474-0200 or emailing a request to ecm.prospectus@evercore.com and BofA Securities, Inc., Attn: Prospectus Department, 200 North College Street, 3rd Floor, Charlotte, NC 28255, at (800) 294-1322 or by email at dg.prospectus_requests@bofa.com.

A registration statement relating to these securities was declared effective by the SEC on June 30, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking-Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial partnering transaction. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact

IR@Corsair-Capital.com

Media Contact

David Millar/Danya Al-Qattan

Sard Verbinnen & Co.

Corsair-SVC@sardverb.com